EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Valley Bank (“Bank”) is a subsidiary of the registrant, Valley Financial Corporation. Valley Financial Corporation owns 100% of the Common Stock of the Bank. Valley Financial Corporation also owns 100% of Valley Finanical (VA) Statutory Trust I, Valley Financial (VA) Statutory Trust II, and Valley Financial Statutory Trust III. VB Investments, LLC is a wholly-owned subsidiary of the Bank. Valley Wealth Management Services, Inc. is a wholly-owned subsidiary of the Bank.

117